JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated January 24, 2024

15-Month GDX Dual Directional Trigger PLUS

This document provides a summary of the terms of the Dual Directional Trigger PLUS, which we refer to as the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the VanEck® Gold Miners ETF (Bloomberg ticker: GDX UP Equity)
Payment at maturity:

If the final share price is greater than the initial share price, for each $1,000 stated principal amount Trigger PLUS:

$1,000 + leveraged upside payment

Under these circumstances, in no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000 + ($1,000 × absolute share return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the ETF Shares. In no event will this amount exceed the stated principal amount plus $200.00. Accordingly, the maximum downside payment at maturity is $1,200.00 per Trigger PLUS.

If the final share price is less than the trigger level, for each $1,000 stated principal amount Trigger PLUS:

$1,000 × share performance factor

This amount will be less than the stated principal amount of $1,000 per Trigger PLUS and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × share percent change
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.
Trigger level:	80% of the initial share price
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Maximum upside payment at maturity:	At least $1,200.00 (at least 120.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	Expected to be January 30, 2025
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	April 30, 2026
Maturity date†:	May 5, 2026
CUSIP / ISIN:	48136BNK3 / US48136BNK34
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/1665650/ 000121390025006277/ea0228603-01_424b2.htm

†Subject to postponement

The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount Trigger PLUS. For information about the estimated value of the Trigger PLUS, which likely will be lower than the price you paid for the Trigger PLUS, please see the hyperlink above.

Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram*

*The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $1,200.00 per Trigger PLUS.

Change in ETF Shares	Return on the Trigger PLUS*
50.00%	20.00%
40.00%	20.00%
30.00%	20.00%
20.00%	20.00%
10.00%	20.00%
5.00%	10.00%
1.00%	2.00%
0.00%	0.00%
-5.00%	5.00%
-10.00%	10.00%
-20.00%	20.00%
-20.01%	-20.01%
-30.00%	-30.00%
-40.00%	-40.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated January 24, 2024

15-Month GDX Dual Directional Trigger PLUS

*Assumes a maximum payment at maturity of 120.00% of the stated principal amount

JPMorgan Chase Financial Company LLC

15-Month GDX Dual Directional Trigger PLUS

ETF Shares

For more information about the ETF Shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement and Annex A to the accompanying prospectus addendum for additional information.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity if the ETF Shares have appreciated.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate.
▪	The value of the Trigger PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.
▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.

Risks Relating to the ETF Shares

▪	Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the Trigger PLUS.
▪	There are risks associated with the ETF Shares.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share.
▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies.
▪	The Trigger PLUS are subject to currency exchange risk.
▪	The Trigger PLUS are subject to risks associated with the gold and silver mining industries.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Trigger PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.